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                                                                    Exhibit 10.4

                      CODEVELOPMENT AND LICENSING AGREEMENT

       THIS CODEVELOPMENT AND LICENSING AGREEMENT (referred to hereinafter as this "Agreement") is entered into this 21st day of June, 1999 by and between:

              TEIJIN LIMITED (a corporation duly organized under the laws of Japan and having its registered office and principal place of business at 6-7, Minami-honmachi 1-chome, Chuo-ku, Osaka 541, Japan) and its successors, subsidiaries, and assigns (hereinafter referred to as "Teijin")

                                       and

              AKSYS, LTD. (a corporation duly organized under the laws of the State of Delaware, USA, and having its principal place of business at 2 Marriott Drive, Lincolnshire, Illinois 60069, USA) and its successors, subsidiaries, and assigns (hereinafter referred to as "Aksys")

                                    RECITALS

       WHEREAS, Teijin provides medical devices and equipment, drugs, and related services in Japan which are used for the treatment at home of patients requiring oxygen and also provides other therapies and has developed a unique and substantial capability to support the treatment of seriously ill patients at home;

       WHEREAS, Teijin desires to utilize and expand the aforesaid capability by introducing products for the treatment at home (and possibly in other non-traditional locations) of patients requiring hemodialysis;

       WHEREAS, Aksys is developing an automated hemodialysis system which is uniquely suited to supporting patients at home (and possibly in other non-traditional locations) and will soon complete the initial version of such system; and

       WHEREAS, Teijin and Aksys intend to collaborate, and have already begun to collaborate, in developing a substantially improved version of the aforesaid system which is to be manufactured and marketed both in the United States (by Aksys beginning in 2001) and in Japan (by Teijin beginning in 2002);

       NOW THEREFORE, in consideration of the mutual covenants and premises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, Teijin and Aksys, intending to be legally bound, hereby agree as follows.

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                             ARTICLE 1: DEFINITIONS

       For purposes of this Agreement, the following terms (when used herein with initial capital letters) shall have the respective meanings specified or referred to in this Article 1:

1.1. MHW: The term "MHW" shall mean the Japanese Ministry of Health and Welfare and other agencies through which submissions are made to the Japanese Ministry of Health and Welfare including, for example and without limitation, the Tokyo Metropolitan Government (i.e. TOCHO) and the Japan Association for the Advancement of Medical Equipment (i.e. IRYO KIKI CENTER).

1.2. IMPORT APPROVAL: The term "Import Approval" (i.e. YUNYU SHONIN) shall mean the approval granted by the MHW to import a drug or medical device for sale in Japan.

1.3. MANUFACTURING APPROVAL: The term "Manufacturing Approval" (i.e. SEIZO SHONIN) shall mean the approval granted by the MHW to manufacture a drug or medical device for sale in Japan.

1.4. APPROVAL: The term "Approval" (i.e. SHONIN) shall refer to either Manufacturing Approval, Import Approval, or both, as defined herein.

1.5. AKSYS APPROVAL DATE: The term "Aksys Approval Date" shall mean the date on which the MHW first grants an Approval to Aksys for any of the Products.

1.6. SYSTEM: The term "System" shall mean Aksys' PHD(TM) Personal Hemodialysis System, including any and all versions thereof and improvements and modifications thereto which are existing during the Term of this Agreement and prior to the Aksys Approval Date.

1.7. VERSION C: The term "Version C" shall mean that version of the System which shall be jointly developed by Aksys and Teijin in accordance with Article 3 hereof.

1.8. PRODUCTS: The term "Products" shall mean all permanent, disposable, consumable and other items which comprise or are used in conjunction with the System.

1.9. TECHNOLOGY: The term "Technology" shall mean inventions, works of authorship and other intellectual property, whether or not patentable, copyrightable or subject to other forms of protection, and wherever developed, protected or maintained, which are existing during the Term of this Agreement and prior to the Aksys Approval Date and which are related and necessary to the design, development, manufacture, use, promotion, marketing, distribution, lease, rent, offer for sale, or sale of the Products. The term "Technology" shall not include any trade name, trade dress, trademark, service mark or similar symbols identifying a party or any intellectual property concerning semiconductor materials, semiconductor manufacturing processes, methods or techniques except as specifically identified in this or another agreement in writing by the parties.

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1.10.  AKSYS TECHNOLOGY: The term "Aksys Technology" shall mean and include
Technology which: (i) is owned or controlled by Aksys or (ii) can be sublicensed by Aksys to Teijin without additional cost to Aksys.

1.11. TEIJIN TECHNOLOGY: The term "Teijin Technology" shall mean and include Technology which: (i) is owned or controlled by Teijin or (ii) can be sublicensed by Teijin to Aksys without additional cost to Teijin.

1.12. REIMBURSEMENT: The term "Reimbursement" shall mean any and all payment(s) which health care providers and/or patients are entitled to receive under Japan's medical insurance system with respect to any medical procedure which is performed using the Products and/or with respect to the sale or use of the Products PER SE.

1.13. FIRST COMMERCIAL SALE: The term "First Commercial Sale" shall mean the first time that a health care provider or patient in Japan agrees to purchase, lease, rent or otherwise acquire a Product and then uses such Product in the performance of a hemodialysis procedure for which the health care provider or patient is entitled to receive any Reimbursement, or is otherwise compensated for having performed or undergone such procedure.

1.14. GROSS REVENUE: The term "Gross Revenue" shall mean all revenue of any kind which accrues or is owed to Teijin during the Term of this Agreement and is derived from or in any way related to the sale or use of the Products. Gross Revenue shall not include any Japanese consumption tax (i.e. SHOHIZEI) collected by Teijin.

1.15. NET REVENUE: The term "Net Revenue" shall mean Gross Revenue minus any portion of such Gross Revenue which: (i) will not be received by Teijin due to discounts granted by Teijin to any unrelated customers or (ii) has been refunded by Teijin to unrelated customers who have returned Products.

1.16.  TERRITORY: The term "Territory" shall mean Japan.

1.17. FDA: The term "FDA" shall mean the Food and Drug Administration of the US Department of Health and Human Services.

1.18. EFFECTIVE DATE: The term "Effective Date" shall mean the date of the last signature hereto, as entered on the first page of this Agreement.

1.19. AKSYS LAUNCH DATE: The term "Aksys Launch Date" shall mean the date on which any Product for which the MHW has granted an Approval to Aksys is first purchased, leased, rented, or

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otherwise obtained by a healthcare provider or patient in the Territory.

1.20. ROYALTY DATE: The term "Royalty Date" shall mean the date on which the cumulative amount of Teijin's Net Revenue has reached the amount of Twenty-four Billion Japanese Yen (Y 24,000,000,000).

                          ARTICLE 2: TERM; TERMINATION

2.1. TERM: This Agreement shall be effective from the Effective Date until terminated in accordance with this Article 2 (the "Term" of this Agreement).

2.2 TERMINATION BY EITHER PARTY: After the tenth (10th) anniversary of the First Commercial Sale, either party may terminate this Agreement, effective upon receipt by the other party of written notice thereof.

2.3. TERMINATION PURSUANT TO BREACH: In the event that either party, at any time during the Term of this Agreement, commits a material breach of any provision hereof, and fails to rectify such material breach within sixty (60) days following receipt from the other party of written notice that such a material breach has been committed, then such other party may terminate this Agreement forthwith by giving written notice to the breaching party. Such termination shall not prejudice any cause of action or claim of such other party.

2.4. TERMINATION EFFECT: Articles 1, 8, 10, 11, 12, and 13 hereof shall survive termination of this Agreement. Upon termination of this Agreement, the parties shall discuss in good faith and seek to determine the terms and conditions (if any) under which either party may use the Technology owned by the other party.

                      ARTICLE 3: CODEVELOPMENT OF VERSION C

3.1. BACKGROUND: Aksys has been developing the System and will soon complete the initial version of the System ("Version A"). Using Version A Aksys intends to conduct clinical trials, obtain 510 (k) clearance, and begin to market the System in the United States and Europe. However Aksys and Teijin both recognize that Version A will be rather costly to manufacture and maintain and, therefore, that it could be difficult for either party to establish a profitable business using Version A.

3.2.   OBJECTIVES: The activities undertaken by the parties pursuant to this
Article 3 are intended to develop a new, commercially viable, version of the System (i.e. "Version C"). Compared to Version A, Version C will be less costly to manufacture and maintain, and it will incorporate such additional improvements as may be determined and agreed to by the parties. It is intended that Version C will replace Version A in the US and Europe beginning in 2001 and, furthermore, that Teijin will begin to manufacture and market Version C in Japan beginning in 2002. In order to

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obtain the necessary Approval(s) for Version C by that time, Teijin intends to conduct clinical trials in Japan beginning in the middle of 2000 and, therefore, it is intended that samples of Version C which are sufficient for the performance of such clinical trials be available by mid-2000. Prior to conducting such clinical trials, Teijin will require samples of Version C for pre-clinical testing and, therefore, it is intended that at least three samples of Version C which are sufficient for the performance of such pre-clinical testing be available by the second calendar quarter of 2000.

3.3 CO-DEVELOPMENT PROGRAM: Version C shall be developed in accordance with the objectives set forth in Article 3.2 hereof and in accordance with a program plan to be jointly determined and agreed to by the parties. The program plan shall include the milestones set forth on Exhibit A attached hereto, and each such milestone shall be deemed to have been achieved when both parties have acknowledged such achievement in writing. The parties shall jointly determine and agree to each party's duties under the program plan. Each party shall exercise its reasonable efforts to perform its duties under the program plan, until the co-development program has been completed in accordance with Article
3.4 hereof.

3.4. COMPLETION OF THE CO-DEVELOPMENT PROGRAM: Unless otherwise agreed by the parties in writing, the co-development program for Version C shall continue until the final milestone set forth on Exhibit A attached hereto (i.e. "Approval for Shipment") has been achieved.

3.5. RIGHT TO ATTEND BOARD MEETINGS: Until the co-development program for Version C has been completed in accordance with Article 3.4 hereof, an individual named by Teijin shall have the right (but not the obligation) to attend those portions of the regular meetings of the Aksys Board of Directors which are related to the discussion and review of Aksys' product development activities.

                         ARTICLE 4: DEVELOPMENT EXPENSES

4.1. AKSYS DEVELOPMENT EXPENSES FUNDED BY TEIJIN: Upon receipt from Teijin of the payment specified in Article 7.1 hereof, Aksys shall establish a budget in the amount of Seven Million US Dollars ($7,000,000). Near the end of June, 1999 and near the end of each calendar quarter thereafter, until Aksys has spent all of the aforesaid budget, Aksys shall provide Teijin with reports showing Aksys' actual spending to date against this budget, and the amount of this budget which remains unspent. Until such time as the co-development program for Version C has been completed in accordance with Article 3.4 hereof, the actual expenditures presented in such reports shall include only expenditures which are related and necessary to the performance of Aksys' duties under Article 3.3 hereof, and shall not include expenditures solely related to the development of Version A. After the co-development program for Version C has been completed in accordance with Article 3.4 hereof, the actual expenditures presented in such reports may include items which are necessary and related to development of the System, but which are not specifically related to Version C. Aksys shall exercise reasonable efforts to ensure that its spending is sufficient for the timely completion of its duties under Article 3.3 hereof and, also, to ensure that Teijin understands how and why such funds are being spent. Aksys shall comply with Teijin's reasonable requests for additional

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explanation, information, and supporting data.

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4.2.   OTHER DEVELOPMENT EXPENSES: Except as provided in Article 4.1 hereof, neither party shall be obligated to reimburse any costs or expenses which the other party incurs in connection with the performance of its duties under
Article 3 hereof. Each party shall be solely responsible for: (i) all salary, benefits, and other compensation paid to its own employees and contractors,
(ii) all transportation, lodging, meals, and other expenses incurred by its own employees and contractors, (iii) all costs and expenses which it incurs to establish, maintain, equip, and operate its own facilities, and (iv) all other costs and expenses which it incurs to support development activities which take place in its own facilities.

4.3. REGULATORY EXPENSES. Article 4.2. notwithstanding, each party shall be solely responsible for all costs and expenses related to obtaining any regulatory approvals which are required prior to beginning its own manufacturing and marketing activities, including without limitation the cost of any samples required to perform preclinical or clinical testing for purposes of obtaining such approval. Should one party request assistance from the other party in obtaining regulatory approvals, then the party requesting such assistance shall reimburse the other party for all costs and expenses reasonably incurred to provide such assistance.

4.4. MANUFACTURING AND MARKETING EXPENSES: Article 4.2. notwithstanding, each party shall be solely responsible for all costs and expenses related to its own manufacturing and marketing activities. Should one party request assistance from the other party in establishing its own manufacturing and marketing capabilities, then the party requesting such assistance shall reimburse the other party for all costs and expenses reasonably incurred to provide such assistance.

                       ARTICLE 5: RIGHTS IN THE TERRITORY

5.1. TEIJIN'S RIGHT: During the Term of this Agreement, Teijin shall have the exclusive right to develop, make, use, promote, market, distribute, lease, rent, offer for sale, and sell the Products in the Territory; provided however that, unless otherwise agreed by the parties in writing: (i) Aksys shall have the option to develop, make, use, promote, market, distribute, lease, rent, offer for sale, and sell the Products in the Territory, in accordance with Article 5.2 hereof; (ii) Teijin shall not develop, make, use, promote, market, distribute, lease, rent, offer for sale, or sell the Products outside the Territory; and
(iii) Teijin shall not enable or assist any third-party to develop, make, use, promote, market, distribute, lease, rent, offer for sale, or sell the Products, except as provided in Articles 5.3 and 5.4 hereof.

5.2. AKSYS' OPTION IN THE TERRITORY: During the Term of this Agreement, Aksys shall have the option to develop, make, use, promote, market, distribute, lease, rent, offer for sale, and sell the Products in the Territory; provided however that, unless otherwise agreed by the parties in writing: (i) Aksys shall not enable or assist any third-party to develop, make, use, promote, market, distribute, lease, rent, offer for sale, or sell the Products in the Territory, except as provided in Articles 5.3 and 5.4 hereof; (ii) Aksys shall not submit an application to the MHW for an Approval for any of the Products until after the earlier of the second (2nd) anniversary of the First Commercial Sale or

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December 31, 2005; (iii) at least ninety (90) days prior to submitting its first application to the MHW for Approval of any of the Products, Aksys shall give written notice thereof to Teijin; (iv) following the receipt by Teijin of such notice, the parties shall discuss and amicably seek to address any regulatory, reimbursement, commercial, or other issues which could arise if and when the MHW grants such an Approval to Aksys; and (v) notwithstanding the nature or outcome of the aforesaid discussions, upon being granted an Approval for any of the Products, Aksys shall have the right to develop, make, use, promote, market, distribute, lease, rent, offer for sale, and sell the Products in the Territory.

5.3. CONTRACT MANUFACTURERS: This Agreement shall not prevent either party from entering into agreements with contract manufacturers or other third-parties in the Territory under which such third- parties will develop and/or make the Products in the Territory; provided however, that neither party shall enter into any such agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

5.4. WHOLESALERS AND DISTRIBUTORS: This Agreement shall not prevent either party from promoting, marketing, distributing, leasing, renting, offering for sale, or selling the Products in the Territory through wholesalers and distributors (i.e. DAIRITEN); provided however that: (i) neither party shall enable or assist any third-party to obtain an Approval for any of the Products and (ii) Teijin shall exercise its reasonable efforts to ensure that any third-party which obtains the Products from Teijin shall not sell or otherwise transfer the Products outside the Territory, to any party other than Aksys.

                     ARTICLE 6: RIGHTS OUTSIDE THE TERRITORY

       During the Term of this Agreement, Aksys shall have the exclusive right to develop, make, use, promote, market, distribute, lease, rent, offer for sale, and sell the Products outside the Territory. This Agreement shall not prevent Aksys from entering into agreements of any kind with any third-parties outside the Territory; provided however that Aksys shall exercise its reasonable efforts to ensure that no third-party outside the Territory which obtains the Products from Aksys shall sell or otherwise transfer the Products into the Territory, to any party other than Aksys or Teijin.

                               ARTICLE 7: PAYMENTS

7.1. RESEARCH AND DEVELOPMENT FUNDS: On the Effective Date of this Agreement, Teijin will pay to Aksys the amount of Seven Million US Dollars (US$7,000,000) as a non-refundable advance against expenditures to be made by Aksys in accordance with Article 4.1 hereof.

7.2. LICENSING FEE: On the Effective Date of this Agreement, in addition to the payment made in accordance with Article 7.1 hereof, Teijin will pay to Aksys the amount of Seven Million US Dollars (US$7,000,000) as a licensing fee.

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7.3.   ROYALTIES PAID TO AKSYS: After the Royalty Date, Teijin will pay royalties to Aksys as follows:

       (i) Teijin will pay to Aksys as royalties ten percent (10%) of the Net Revenue which Teijin earns after the Royalty Date and before the Aksys Launch Date.

       (ii) Teijin will pay to Aksys as royalties five percent (5%) of the Net Revenue which Teijin earns after the Royalty Date and after the Aksys Launch Date.

       (iii) Teijin will pay such royalties to Aksys within sixty (60) days following the end of each calendar quarter in which Net Revenue is earned.

       (iv) Unless otherwise agreed by the parties in writing, all royalties will be paid to Aksys in US Dollars at the rate of exchange prevailing at the time such payment is made.

7.4.   POSSIBLE REDUCTION OF ROYALTY RATES: The royalty rates set forth in
Article 7.3 hereof may be reduced by mutual written consent of the parties.

7.5.   JAPANESE TAXES:

       (i) ON SIGNATURE PAYMENTS: Notwithstanding Article 4.1 or any other provision of this Agreement, the payments made by Teijin in accordance with Articles 7.1 and 7.2 hereof, shall be non-refundable and payable without any set off or any deduction for Japanese taxes or withholding and to the extent any deductions or withholdings are required with respect to such payments, Teijin shall be solely responsible for any such payment, so that Aksys receives what it would have received absent any such deduction or withholding.

       (ii) ON ROYALTY PAYMENTS: Should any withholding tax be levied by the fiscal authorities of Japan on royalty payments to be made by Teijin to Aksys under Article 7.3 hereof, then after having paid such withholding tax to the fiscal authorities of Japan, Teijin shall be entitled to deduct such withholding tax from payments to be made to Aksys hereunder. In such case, Teijin shall procure proper tax receipts and shall forward such tax receipts to Aksys in order to enable Aksys to obtain withholding tax credit. Should a tax exemption for withholding tax purposes be available under the laws of Japan or under any international tax treaty or similar agreement, then Teijin shall use commercially reasonable efforts to enable Aksys to obtain such exemption.

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                         ARTICLE 8: RIGHTS TO TECHNOLOGY

8.1. TECHNOLOGY DEVELOPED BY TEIJIN: All Technology made in the performance of any development solely by Teijin personnel shall be the sole and exclusive property of Teijin and Teijin shall retain any and all rights to file any applications for intellectual property rights thereon. Any and all such technology shall be included in the definition of the term "Teijin Technology." For the Term of this Agreement, Teijin hereby grants to Aksys a non-transferable sole license, without the right to sublicense, to utilize Teijin Technology to develop, make, have made, use, promote, market, distribute, lease, rent, offer for sale and sell the Products worldwide.

8.2. TECHNOLOGY DEVELOPED BY AKSYS: All Technology made in the performance of any development solely by Aksys personnel shall be the sole and exclusive property of Aksys and Aksys shall retain any and all rights to file any applications for intellectual property rights thereon. Any and all such technology shall be included in the definition of the term "Aksys Technology." For the Term of this Agreement, Aksys hereby grants to Teijin a non-transferable sole license, without the right to sublicense, to utilize Aksys Technology to develop, make, have made, use, promote, market, distribute, lease, rent, offer for sale and sell the Products in the Territory.

8.3. TECHNOLOGY DEVELOPED JOINTLY BY TEIJIN AND AKSYS: All Technology made in the performance of any development jointly by Teijin and Aksys personnel shall be the property jointly of Teijin and Aksys ("Jointly Owned Technology"). In the case of any Jointly Owned Technology, the parties shall mutually determine:
(i) whether an application or applications for intellectual property rights should be filed, (ii) which party which will prepare, file, and prosecute such application(s) (the "Filing Party"), and (iii) the country or countries in which such application(s) shall be filed. Regardless of which party is the Filing Party, all costs and expenses related to obtaining and defending intellectual property rights for Jointly Owned Technology shall be borne equally by the parties.

8.4. ABANDONMENT OF JOINTLY OWNED TECHNOLOGY: Notwithstanding Article 8.3. hereof, if either party declines to obtain, maintain, or defend any particular intellectual property right for any Jointly Owned Technology or fails to pay its share of the cost of obtaining, defending, or maintaining such intellectual property right, then the party wishing to obtain and defend such intellectual property right may do so independently, at its sole expense, and the other party shall forthwith relinquish its right, title, and interest in such intellectual property right.

                 ARTICLE 9: RIGHTS TO OBTAIN AND USE INFORMATION

9.1. IN GENERAL: Prior to the Aksys Approval Date during the Term of this Agreement, each party shall provide the other party with such documents, information, and data related and necessary to the design, development, manufacture, use, promotion, marketing, distribution, lease, rent, offer for sale, or sale of the Products, as may be reasonably requested by the other party, including without limitation as provided in this Article 9.

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9.2.   US REGULATORY DOCUMENTS, INFORMATION, AND DATA: Prior to the Aksys
Approval Date during the Term of this Agreement, and within thirty (30) days following its submission to or receipt from the FDA of any document pertaining to the Products, Aksys shall deliver a copy of each such document to Teijin. Aksys shall comply with Teijin's reasonable requests to review information and data supporting such documents, whether or not such information or data has been submitted to the FDA.

9.3. RESULTS OF US CLINICAL TRIALS: Prior to the Aksys Approval Date, during the Term of this Agreement, Aksys will inform Teijin prior to beginning any clinical trial which involves the use of the Products and provide Teijin with a copy of the protocol to be used for each such trial. The results of such trials, including information regarding adverse reactions or other problems which may arise or be identified during the trial, will be reported to Teijin on a timely basis. Aksys will comply with Teijin's reasonable requests for additional information concerning such trials.

9.4. JAPANESE REGULATORY DOCUMENTS, INFORMATION, AND DATA: Prior to the Aksys Approval Date during the Term of this Agreement, and within thirty (30) days following its submission to or receipt from the MHW of any document pertaining to the Products, Teijin shall deliver a copy of each such document to Aksys. Teijin shall comply with Aksys' reasonable requests to review information and data supporting such documents, whether or not such information or data has been submitted to the MHW.

9.5. RESULTS OF JAPAN CLINICAL TRIALS: Prior to the Aksys Approval Date, during the Term of this Agreement, Teijin will inform Aksys prior to beginning any clinical trial which involves the use of the Products and provide Aksys with a copy of the protocol to be used for each such trial. The results of such trials, including information regarding adverse reactions or other problems which may arise or be identified during the trial, will be reported to Aksys on a timely basis. Teijin will comply with Aksys' reasonable requests for additional information concerning such trials.

9.6. USE OF DOCUMENTS, INFORMATION, AND DATA: Either party shall have the right to refer to and use documents, information, and data received under this
Article 9 in the performance of its duties under Article 3 hereof and in developing its applications for Approval; provided however that Aksys shall not have the right to submit to the MHW any clinical or other experimental data which Teijin has previously submitted to the MHW, unless such data were: (i) developed by Aksys or (ii) obtained by Aksys from a third-party without breach of this Agreement. Aksys shall in any case have the right to refer to and use all documents, information, and data received under this Article 9 in developing its submissions to the FDA and other regulatory agencies outside Japan.

9.7. COST OF DOCUMENTS, INFORMATION, AND DATA: Article 4 hereof notwithstanding, neither party shall be entitled to compensation from the other party for documents, information, or data provided in accordance with this
Article 9.

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9.8.   LANGUAGE: All documents, information, and data provided by either party in accordance with this Article 9 shall be provided in the language (e.g. Japanese or English) in which such items were originally created, and neither party shall be obligated to translate any item into another language.

                           ARTICLE 10: CONFIDENTIALITY

10.1. CONFIDENTIAL INFORMATION: Aksys and Teijin acknowledge that, in the course of performing their respective obligations under this Agreement, each will receive information which is confidential and proprietary to the disclosing party and which the disclosing party wishes to protect from public disclosure. The term "Confidential Information" shall mean any information and data relating to Technology or which shall be disclosed between the parties and marked "Confidential" relating to their respective businesses, customers, products, development results, marketing plans, financial status, intellectual property rights, the terms of this Agreement, and technical information. In addition any and all of the information, data and samples which Teijin or Aksys acquires pursuant to Articles 3 and 9 hereof shall be considered Confidential Information.

10.2. RESTRICTIONS: Confidential Information shall remain the sole and exclusive property of the disclosing party. The party receiving Confidential Information shall use it only for the purpose of performing its obligations under this Agreement, including its responsibilities under Article 3 and as provided in Article 9 hereof, and shall not disclose or provide access to the Confidential Information to any third party without the prior written consent of the disclosing party except as required by applicable law. Each party shall exercise the same degree of care to safeguard the confidentiality of the other party's Confidential Information as it would exercise in protecting the confidentiality of similar property of its own, and shall use its diligent efforts to prevent inadvertent or unauthorized disclosure of all Confidential Information. The foregoing shall not apply to information which a party can show:

(i)    was already in the possession of such party prior to disclosure;

(ii) has become publicly available without breach of this Agreement by such party;

(iii) has been rightfully received by such party from a third party not under an obligation of confidence to the other party with respect thereto;

(iv)   was released for disclosure by the other party with its written consent;
       or,

(v) was disclosed to the public pursuant to the requirement of a governmental agency or operation of law, provided that such party is obligated to use its best efforts to prevent or limit disclosure under such circumstances.

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10.3.  INJUNCTIVE RELIEF: The parties understand and agree that the disclosing party will suffer immediate, irreparable harm in the event the receiving party fails to comply with any of its obligations under this Article 10, that monetary damages will be inadequate to compensate the disclosing party for such breach, and that the disclosing party shall have the right to enforce this Article 10 by injunctive or other equitable remedies. In the event that one party brings legal action pursuant to this Article 10 and successfully obtains injunctive relief, then the other party shall pay the attorneys' fees and other reasonable costs of the party bringing such action. (The provisions of this Article 10.3 shall not be limited in any way by the provisions of Articles 12 or 13.2 hereof.)

            ARTICLE 11: INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS

11.1. REPRESENTATIONS AND WARRANTIES: Neither Teijin nor Aksys is currently aware of any third-party's intellectual property that would be infringed, misappropriated, or otherwise violated by Version C as currently envisaged.

11.2 INDEMNIFICATION: Aksys hereby agrees to protect, defend, hold harmless and indemnify Teijin from and against any and all claims, damages, liabilities, losses and expenses arising out of any alleged or actual infringement of the intellectual property of any third-party by Products sold by Aksys outside the Territory. Teijin hereby agrees to protect, defend, hold harmless and indemnify Aksys from and against any and all claims, damages, liabilities, losses and expenses arising out of any alleged or actual infringement of the intellectual property of any third-party by Products sold by Teijin in the Territory.

11.3. INDEMNITY RESTRICTION: Notwithstanding Article 11.2 hereof, the indemnifying party shall have no obligations for any claim under this Article 11 unless: (i) the indemnified party notifies the indemnifying party of such claim as soon as practicable, but in no event less than fifteen (15) days after the indemnified party receives notice thereof, (ii) the indemnified party tenders control of the defense of such claim to the indemnifying party, and (iii) the indemnified party provides the indemnifying party with all reasonable cooperation in such defense of such claim. Furthermore, the indemnifying party shall have no obligation for any claim under this Agreement if the Indemnified Party makes any admission, settlement or other communication regarding such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The indemnified party shall have the right (but not the obligation) to participate in such defense or settlement, in which event each party shall pay its respective attorneys' fees.

                       ARTICLE 12: LIMITATION OF LIABILITY

12.1. DISCLAIMER OF WARRANTY: EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY

EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE PARTIES EXPRESSLY DISCLAIM ANY REPRESENTATION, WARRANTY, COVENANT OR CONDITION REGARDING THE COMPLETION OR FAILURE TO COMPLETE VERSION C.

12.2 INDEMNIFICATION BY AKSYS: Aksys shall indemnify and hold harmless Teijin, its officers, agents, employees, and affiliates from any loss, claim, action, damage, expense, or liability (including defense costs and attorneys' fees) arising out of or related to: (i) any injury to Aksys' employees or agents while at Teijin's facilities, (ii) the handling, use or sale by Aksys of any product (including but not limited to any of the Products) which Aksys has purchased or otherwise obtained from Teijin and (iii) the use in commerce of any product (including but not limited to any of the Products) which Aksys has purchased or otherwise obtained from Teijin.

12.3 INDEMNIFICATION BY TEIJIN: Teijin shall indemnify and hold harmless Aksys, its officers, agents, employees, and affiliates from any loss, claim, action, damage, expense, or liability (including defense costs and attorneys' fees) arising out of or related to: (i) any injury to Teijin employees or agents while at Aksys facilities, (ii) the handling, use or sale by Teijin of any product (including but not limited to any of the Products) which Teijin has purchased or otherwise obtained from Aksys and (iii) the use in commerce of any product (including but not limited to any of the Products) which Teijin has purchased or otherwise obtained from Aksys.

12.4. EXCLUSION OF CONSEQUENTIAL DAMAGES: In no event shall either party be liable or responsible to the other party for the loss of any actual or anticipated profits, loss of time, inconvenience, commercial loss, or any other damages arising from or related to either party's performance or failure to perform under this Agreement.

                            ARTICLE 13: MISCELLANEOUS

13.1. GOVERNING LAW: This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, USA.

13.2. ARBITRATION: The parties shall initially endeavor to resolve any disputes by good-faith negotiations. If they are unable to resolve any differences relating to or arising from this Agreement or alleged breach of this Agreement, the matter(s) shall be submitted to arbitration in accordance with the International Rules of the American Arbitration Association ("A.A.A.") then in force. The number of arbitrators shall be three (3), with one (1) to be appointed by each party and the third to be designated by the two party-appointed arbitrators. Each party shall be responsible for their own costs and expenses, including attorneys' fees, the fees for each party-appointed arbitrator, disbursements, and filing fees. The place of arbitration shall be Chicago, Illinois, USA. The decision of the arbitrators shall be final and binding and the award may be entered in any court of competent jurisdiction.

13.3. COUNTERPARTS: For convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes, and all of which taken together shall constitute but one and the same instrument.

13.4. NOTICES: All notices, requests, demands, consents, waivers, approvals, and other communications hereunder shall be in writing and shall be deemed to have been duly given: (i) if delivered personally with receipt acknowledged,
(ii) if transmitted by telex, telefax, telegraph, or other like method (with receipt acknowledged), or (iii) if mailed, postage prepaid, by certified mail, return receipt requested, addressed as follows:

       IF TO TEIJIN:  Teijin Limited
                      Home Health Care Division
                      Tokyo Sakurada Bldg.
                      1-1-3, Nishi-Shimbashi
                      Minato-ku, Tokyo 105, Japan
                      Attn: General Manager, Planning Department
                      Telefax: 81-3-3506-4060

       IF TO AKSYS:   Aksys Limited
                      Two Marriott Drive
                      Lincolnshire, Illinois  60069, USA
                      Attn: Chief Executive Officer
                      Telefax: 1-847-229-2080

                      with a copy (which shall not constitute notice) to:

                      Aksys Japan, KK
                      2-28-1 Nihonbashi-Hamacho
                      Chuo-ku, Tokyo 103, Japan
                      Attn: President
                      Telefax: 81-3-3662-5040

or such other address as either party may designate for itself by written notice given to the other party from time to time in the manner hereinabove provided. Except as otherwise expressly provided herein, all communications hereunder shall be deemed to be given, received, and dated on the date when delivered personally, on the date of receipt of telex or telefax, or on the date of delivery or refusal (if refused) of certified or registered mail.

13.5. SEVERABILITY: In the event that any one or more of the provisions of this Agreement is held invalid or unenforceable, such unenforceability shall not affect any other provision, but this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein.

13.6. HEADINGS: Headings and titles used herein are for convenience of reference only and shall not control the construction or interpretation of any provision hereof.

13.7. INTEGRATION: This Agreement embodies the entire understanding and agreement of the parties hereto with respect to the subject matter contained herein, and supersedes all prior oral or written understandings and agreements relating thereto except as expressly otherwise provided, and may not be altered, modified, or waived in whole or in part, except in writing, signed by duly authorized representatives of the parties.

13.8. FORBEARANCE: The failure of either party to insist upon the performance of any of the terms, covenants, conditions, or provisions of this Agreement shall not be considered a waiver or relinquishment of continued compliance therewith; nor shall a waiver by either party of any breach of any term, covenant, condition, agreement, or provision constitute a waiver of any subsequent breach of that term, covenant, condition, agreement or provision.

13.9. ASSIGNMENT: The rights granted to and the obligations imposed upon the parties under this Agreement shall not be assignable, or otherwise delegable, transferable, or subject to encumbrance in any manner or degree to or in favor of any person for any purpose by any act of either party or by operation of law or otherwise, without the prior written consent of the other party, and any attempt to assign, delegate, transfer, or encumber such rights or duties, in the absence of the other party's prior written consent, shall be void and of no force and effect; provided however that this Agreement may be assigned to any third-party which has acquired all or substantially all of the business or assets of either party to this Agreement. Notwithstanding the foregoing, this Agreement shall be binding on any successors of the parties.

13.10. RELATIONSHIP: This Agreement supersedes and replaces the Joint Development Agreement dated January 8, 1998 by and between Teijin and Aksys. The parties acknowledge that this Agreement constitutes a fair and equitable basis for their relationship. However in the event that during the term of this Agreement the general situation and/or data upon which this Agreement is based are substantially changed so that either party suffers severe and unforeseeable hardship which it could not reasonably be expected to bear, the parties will consult in good faith to find a solution acceptable to both parties. The parties shall be independent contractors, and nothing herein shall be deemed to make them partners, co-venturers or principal and agent.

13.11. AUDIT PROVISIONS: Aksys shall comply with Teijin's reasonable requests to inspect Aksys' accounting records in order to determine Aksys' compliance with
Article 4.1 hereof. Teijin shall comply with Aksys' reasonable requests to inspect Teijin's accounting records in order to determine Teijin's compliance with Article 7 hereof. Either party may use a Certified Public Accountant or other qualified third-party to perform on its behalf the inspections allowed under this Article 13.11.

13.12. PUBLIC RELEASE: Except as required by law, neither party shall issue a press release or make any other public statement or disclosure regarding this Agreement, without the prior written consent of the other party.

13.13. GOOD FAITH DISCUSSIONS: Aksys shall hold good-faith discussions with Teijin before concluding any agreement with a third-party which would foreclose to Teijin the possibility of marketing the Products in the Republic of China, Korea, Taiwan, Singapore, Malaysia, Thailand, or Indonesia.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

TEIJIN LIMITED                               AKSYS, LTD.


BY:      /s/ Toshimitsu Ishikawa             BY:      /s/ Lawrence H.N. Kinet
       -------------------------                    -------------------------
       Toshimitsu Ishikawa                          Lawrence H. N. Kinet
       Managing Director                            President
       General Manager                               and Chief Executive Officer
       Medical and Pharmaceutical Group

       Hereunto Duly Authorized                     Hereunto Duly Authorized

DATE:  June 21, 1999                         DATE:  June 16, 1999

                                    EXHIBIT A
                              KEY MILESTONES IN THE
                      CO-DEVELOPMENT PROGRAM FOR VERSION C




                          DEVELOPMENT MILESTONE                                  TARGET DATE*
-------------------------------------------------------------------------       ---------------

1.   AFTF  ("Approval for Technical Feasibility"):  The parties agree            1999, May 1
     on a set of general requirements and specifications for Version C the technical feasibility of which shall be systematically explored.


2.   AFD   ("Approval for Development"):  The parties agree on a set             1999, July 30
     of requirements and specifications which are technically feasible and approve the program whereby Version C shall be developed.


3.   AFM  ("Approval for Manufacturing"):  The parties agree on the              2000, June 30
     final specifications for Version C as it will actually be manufactured.


4.   AFS ("Approval for Shipment"): The parties agree that Version C             2000, September 30
     can be reliably manufactured and is, pending the receipt of necessary regulatory approvals, suitable for actual clinical and commercial use.

--------
*   The dates specified above represent the consensus of the parties, as of the
    Effective Date of this Agreement, regarding when each milestone was or probably will be achieved.
